UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[X] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     HEALTHCARE VENTURES IV, L.P.
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   (Last)                           (First)             (Middle)

                                44 Nassau Street
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                                    (Street)

     Princeton                     New Jersey              08542
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   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


     3-DIMENSIONAL PHARMACEUTICALS, INC. (DDDP)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

________________________________________________________________________________
4.   Statement for Month/Day/Year

     March 28, 2003
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)

________________________________________________________________________________


6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner (1)
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [_]  Form filed by One Reporting Person
     [X]  Form filed by More than One Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                         5.
                                                                                         Amount of      6.
                                 2A.                     4.                              Securities     Owner-
                                 Deemed                  Securities Acquired (A) or      Beneficially   ship
                    2.           Execution  3.           Disposed of (D)                 Owned          Form:     7.
                    Transaction  Date,      Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                    Date         if any     Code         ----------------------------    Reported       (D) or    Indirect
1.                  (Month/      (Month/    (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security   Day/         Day/       -----------      Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)          Year)        Year)      Code      V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock        3/28/03                 D                934,522(2)    D     $5.74     0
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one reporting person, see Instruction
     4(b)(v).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                          (Over)
                                                                 SEC 1474 (9-02)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
            2.                                                                                            ative     Form
            Conver-                            5.                              7.                         Secur-    of       11.
            sion                               Number of                       Title and Amount           ities     Deriv-   Nature
            or               3A.               Derivative    6.                of Underlying     8.       Bene-     ative    of
            Exer-            Deemed   4.       Securities    Date              Securities        Price    ficially  Secur-   In-
            cise    3.       Execu-   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       Owned     ity:     direct
            Price   Trans-   tion     action   or Disposed   Expiration Date   ----------------  Deriv-   Following Direct   Bene-
1.          of      action   Date,    Code     of(D)         (Month/Day/Year)          Amount    ative    Reported  (D) or   ficial
Title of    Deriv-  Date     if any   (Instr.  (Instr. 3,    ----------------          or        Secur-   Trans-    Indirect Owner-
Derivative  ative   (Month/  (Month/  8)       4 and 5)      Date     Expira-          Number    ity      action(s) (I)      ship
Security    Secur-  Day/     Day/     ------   ------------  Exer-    tion             of        (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)  ity     Year)    Year)    Code V    (A)   (D)    cisable  Date     Title   Shares    5)       4)        4)       4)
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Explanation of Responses:

(1) The securities subject to this report were indirectly beneficially owned by HealthCare Partners IV, L.P. ("HCP IV"), the General Partner of HealthCare Ventures IV, L.P., and James H. Cavanaugh, Harold Werner, William Crouse and John Littlechild, each of whom is a general partner of HCP IV and together were members of a Section 13(g) group that beneficially owned more than 10% of the Issuer's outstanding common stock. Dr. Cavanaugh and Mr. Werner are also directors of the Issuer. Dr. Cavanaugh and Messrs. Werner, Crouse and Littlechild disclaim beneficial ownership in those shares that they do not have a pecuniary interest.

(2) These shares were disposed of in connection with a merger agreement for a cash purchase price of $5.74 per share.

HealthCare Ventures IV, L.P.
By:  HealthCare Partners IV, L.P.,
        Its General Partner


/s/ Jeffrey Steinberg                                      March 28, 2003
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**Signature of Reporting Person                                  Date
By:  Jeffrey Steinberg, Administrative Partner
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          Page 2



JOINT FILER INFORMATION - HEALTHCARE VENTURES IV, L.P.

Name:                           HealthCare Partners IV, L.P.
                                44 Nassau Street
                                Princeton, New Jersey  08542

Designated Filer:               HealthCare Ventures IV, L.P.

Issuer & Ticker Symbol: 3-Dimensional Pharmaceuticals Inc. (DDDP)

Date of Event Requiring:        March 28, 2003

Signature:                      /s/ Jeffrey Steinberg
                                ----------------------------------------------
                                By:  Jeffrey Steinberg, Administrative Partner



Name:                           James H. Cavanaugh, Ph.D.
                                44 Nassau Street
                                Princeton, New Jersey  08542

Designated Filer:               HealthCare Ventures IV, L.P.

Issuer & Ticker Symbol: 3-Dimensional Pharmaceuticals Inc. (DDDP)

Date of Event Requiring:        March 28, 2003

Signature:                      /s/ Jeffrey Steinberg
                                ----------------------------------------------
                                By:  Jeffrey Steinberg, Attorney-in-Fact



Name:                           Harold R. Werner
                                44 Nassau Street
                                Princeton, New Jersey  08542

Designated Filer:               HealthCare Ventures IV, L.P.

Issuer & Ticker Symbol: 3-Dimensional Pharmaceuticals Inc. (DDDP)

Date of Event Requiring:        March 28, 2003

Signature:                      /s/ Jeffrey Steinberg
                                ----------------------------------------------
                                By:  Jeffrey Steinberg, Attorney-in-Fact




Name:                           William S. Crouse
                                44 Nassau Street
                                Princeton, New Jersey  08542

Designated Filer:               HealthCare Ventures IV, L.P.

Issuer & Ticker Symbol: 3-Dimensional Pharmaceuticals Inc. (DDDP)

Date of Event Requiring:        March 28, 2003

Signature:                      /s/ Jeffrey Steinberg
                                ----------------------------------------------
                                By:  Jeffrey Steinberg, Attorney-in-Fact




Name:                           John W. Littlechild
                                One Kendall Square
                                Building 300
                                Cambridge, MA  02139

Designated Filer:               HealthCare Ventures IV, L.P.

Issuer & Ticker Symbol: 3-Dimensional Pharmaceuticals Inc. (DDDP)

Date of Event Requiring:        March 28, 2003

Signature:                      /s/ Jeffrey Steinberg
                                ----------------------------------------------
                                By:  Jeffrey Steinberg, Attorney-in-Fact